Exhibit 10.31
CERES, INC.
PERFORMANCE INCENTIVE PLAN
ARTICLE I
PURPOSE OF PLAN
          The purpose of the Ceres, Inc. Performance Incentive Plan (the “Plan”) is to enable the Company to attract, retain, motivate and reward Participants by providing them with the opportunity to earn incentive compensation under the Plan related to the Company’s performance. Certain awards granted under the Plan are intended to be qualified as performance-based compensation within the meaning of Section 162(m) of the Code.
ARTICLE II
DEFINITIONS
          As used herein, the following definitions shall apply:
          2.1 “Award” means the grant to a Participant of the opportunity to earn a cash bonus for a Performance Period under this Plan, and the terms and conditions of such Award.
          2.2 “Award Agreement” means the written or electronic notice, agreement, contract or other instrument or document evidencing the Award and setting forth the terms and provisions applicable to each Award granted under the Plan.
          2.3 “Board” means the Board of Directors of the Company, as constituted from time to time.
          2.4 “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.
          2.5 “Committee” means the Compensation Committee of the Board, which consists of two or more members of the Board, each of whom shall be an “outside director” as defined under Section 162(m) of the Code.
          2.6 “Company” means Ceres, Inc., a Delaware corporation, or any successor thereof, and its consolidated Subsidiaries and affiliates.
          2.7 “Covered Employee” means any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.
          2.8 “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company.

          2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations promulgated thereunder.
          2.10 “Final Award” means the actual amount or level of an Award earned for a Performance Period by a Participant, as determined by the Committee.
          2.11 “GAAP” means the United States Generally Accepted Accounting Principles, as in effect from time to time.
          2.12 “Participant” means each employee of the Company whom the Committee designates as a participant under the Plan.
          2.13 “Performance Criteria” means the criteria that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
     (a) With respect to any Award that is intended to be Qualified Performance Based Compensation granted pursuant to Article VI of the Plan, the Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) earnings (either before or after interest, taxes, depreciation and amortization), (ii) sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings or profit, (v) cash flow, (vi) return on assets or net assets, (vii) return on capital, (viii) return on sales, (ix) profit or operating margin, (x) costs, (xi) funds from operations, (xii) expenses, (xiii) working capital, (xiv) earnings per share, (xv) price per share of Common Stock, (xvi) regulatory body approval for commercialization of a product, (xvii) implementation or completion of critical projects, (xviii) market share, (xix) billings, (xx) operating income or profit, (xxi) operating expenses, (xxii) total stockholder return, (xxiii) cash conversion cycle, (xxiv) economic value added, (xxv) contract awards or backlog, (xxvi) overhead or other expense reduction, (xxvii) credit rating, (xxviii) acquisitions or strategic transactions, (xxix) strategic plan development and implementation, (xxx) succession plan development and implementation, (xxxi) customer surveys, (xxxii) new product invention or innovation, (xxxiii) attainment of research and development milestones, (xxxiv) improvements in productivity, and (xxxv) attainment of objective operating goals and employee metrics.
     (b) Any of the Performance Criteria may be measured either in absolute terms for the Company or any operating or business unit of the Company, as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
     (c) The Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Criteria. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense that are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, ongoing business activities; or (xiv) items relating to any other unusual or non-recurring events or changes in Applicable Laws, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
     (d) Notwithstanding the foregoing, to the extent an Award is not intended to be Qualified Performance Based Compensation granted pursuant to Article VI of the Plan, the Performance Criteria may also include any other measure of performance of the Company, an individual business unit or an individual Participant (whether or not listed in Section 2.13(a)) as determined by the Committee in its sole discretion.
          2.14 “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, operating or business unit, or an individual.
          2.15 “Performance Period” means a fiscal year of the Company or such other period as may be designated by the Committee with respect to an Award.
          2.16 “Plan” means this Ceres, Inc. Performance Incentive Plan, as amended from time to time.
          2.17 “Qualified Performance Based Compensation” means compensation that is exempt from the income limitations under Section 162(m) of the Code by reason of meeting the requirements set forth in Treasury Regulation Section 1.162-27(e).
          2.18 “Shareholder” means any individual or company who holds at least one share of stock in the Company.
          2.19 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing 50% or more of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

ARTICLE III
ADMINISTRATION
          3.1 Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:
     (a) to designate Participants to receive Awards;
     (b) to determine the terms and conditions of Awards granted to Participants;
     (c) to determine whether an Award is intended to be Qualified Performance Based Compensation;
     (d) to establish the Performance Criteria upon which Performance Goals will be based during a Performance Period;
     (e) to establish the Performance Goals for a Performance Period and to determine whether such Performance Goals have been achieved;
     (f) to establish the relationship between the Performance Goals and the level of payout that will be earned by the Participant in respect of each Award;
     (g) to determine Final Awards;
     (h) subject to the provisions of the Plan and applicable laws, rules and regulations, to delegate to one or more officers of the Company some or all of its authority under the Plan; provided, that with respect to Awards that are intended to be Qualified Performance Based Compensation, no such delegation shall be permitted;
     (i) to determine the commencement and duration of Performance Periods;
     (j) to prescribe the form of each Award Agreement, which need not be identical for each Participant;
     (k) to decide all other matters that must be determined in connection with an Award;
     (l) to establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
     (m) to interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and
     (n) to make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

          3.2 Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.
          3.3 Board Approval of Certain Actions. Notwithstanding any other provision of the Plan, the full Board, acting by a majority of its members in office, shall have final authority to approve all Awards made under the Plan, except with respect to those Awards that are intended to be Qualified Performance Based Compensation granted under Article VI hereof, or to the extent those Awards are otherwise required to be authorized by the Committee under any applicable law.
          3.4 Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan, unless otherwise determined by the Board, shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.
          3.5 Liability of Committee. Subject to applicable law, no member of the Committee (nor any administrator) shall be liable to any Participant or any other person for any action or determination made in good faith, and the Committee (and any administrator) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation and Bylaws, as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and the Committee (and any administrator) shall not be liable for any action taken or not taken in reliance upon any such advice.
ARTICLE IV
ELIGIBILITY
          4.1 General. All Employees who are actively employed by the Company at the start of a Performance Period shall be eligible to be selected for participation in the Plan for such Performance Period. The Committee may also grant an Award for a Performance Period to individuals who first become Employees following the start of the Performance Period, subject to such terms, including the proratio of Awards, as the Committee shall determine.
          4.2 Participation. The Committee shall select or designate from eligible Employees the Participants for each Performance Period. Participants shall be notified of the terms and conditions of their Awards at such time and in such manner as the Committee shall determine.
ARTICLE V
AWARDS

          5.1 Granting of Awards. The Committee shall, in its sole discretion, designate from time to time the Participants who are to be the recipients of Awards and the terms, conditions and limitations of the Awards, which shall be set forth in an Award Agreement.
          5.2 Establishment of Award Terms. Prior to the beginning of each Performance Period or as soon as practicable thereafter (in accordance with applicable law), the Committee shall establish the terms of each Award, including:
     (a) the applicable Performance Criteria and Performance Goals;
     (b) the amount or level of the Award that may be earned for such Performance Period based on the Performance Goals (including any minimum, target or maximum payout levels);
     (c) the relationship between the Performance Goals and the amount or level of the Award that will be earned for the Performance Period and the methodology to be used to determine the Final Award based on the actual achievement levels of the Performance Goals; and
     (d) any other terms and conditions applicable to the Award, including vesting, forfeiture and payment terms and conditions.
For the avoidance of doubt, the Committee has the discretion to structure Awards in any manner it deems advisable, including, without limitation, (i) specifying that the incentive amount for a Performance Period will be earned if a specified level is achieved for one Performance Goal or for any one of a number of Performance Goals, (ii) providing that the incentive amount for a Performance Period will be earned only if a specified level is achieved for more than one Performance Goal, or (iii) providing that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Goals.
          5.3 Award Determinations. The terms of Awards may vary among Participants, including on the basis of such factors as position, pay grade, business unit or division and work location. The Committee shall have the authority to exercise subjective discretion to increase or decrease the amount of the payout of any Award. In the event a Participant is promoted, demoted or assumes new or additional job responsibilities during a Performance Period, the Committee may adjust the terms of any outstanding Award to the Participant, including the target amount of the Award, Performance Goals, the Performance Criteria and the relationship between Performance Criteria and Performance Goals, to reflect such change.
          5.4 Other Terms. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries.
          5.5 Termination of Employment. Upon or prior to grant, the Committee may specify the treatment of an Award upon a Participant’s termination of employment with the Company and its Subsidiaries. Absent any such provision, a Participant’s Award shall be cancelled upon a termination of employment with the Company and its Subsidiaries prior to the expiration of the Performance Period for any reason and the Participant shall have no right with respect thereto. To the extent a Participant’s employment terminates for any reason after the end of the Performance Period but prior to the payment of the Final Award, such Final Award shall be paid to such Participant in accordance with the terms of the Plan.
          5.6 Payment of Awards. Final Awards shall be paid in cash on or before March 15 of the calendar year following the calendar year of the last day of the Performance Period.
ARTICLE VI
QUALIFIED PERFORMANCE BASED COMPENSATION
          6.1 General. If the Committee, in its sole discretion, designates an Award to a Covered Employee as Qualified Performance Based Compensation, then the provisions of this Article VI shall control over any contrary provision contained in the Plan. The requirements of this Article VI shall apply only to Awards that the Committee has designated as Qualified Performance Based Compensation, and the Committee may, in its sole discretion, grant Awards to any Employee, whether or not a Covered Employee, that do not satisfy the requirements of this Article VI and that are not intended to qualify as Qualified Performance Based Compensation.
          6.2 Procedures. For any Award that is to be designated as Qualified Performance Based Compensation, the following procedures shall apply. By no later than the earlier of (i) 90 days after commencement of the Performance Period to which the Performance Goal relates, or (ii) the expiration of the first 25% of the applicable Performance Period (or such other date as may be required by Section 162(m) or other applicable law), the Committee shall establish in writing the terms of the Award as set forth in Section 5.2. There must be substantial uncertainty as to whether a Performance Goal will be attained at the time it is established by the Committee.
          6.3 Determination of Award. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period and the amount or level, if any, earned by Participants for such Performance Period in respect of each Award.
          6.4 Discretion to Reduce Payouts. In determining the Final Award earned by a Participant for a given Performance Period, the Committee shall have the right to reduce, but not to increase, the amounts payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.
          6.5 Maximum Amount. The maximum aggregate amount of Qualified Performance Based Compensation that may be earned under the Plan by a Participant for any given Performance Period shall be $5,000,000.

          6.6 Performance Goals. To the extent applicable, the measures used in Performance Goals applicable to any Qualified Performance Based Compensation awarded under the Plan shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company’s regular reports as required under the Exchange Act. To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable Performance Goals are established.
ARTICLE VII
WRITTEN AGREEMENT
          Each Award granted under the Plan shall be evidenced by a written Award Agreement between the Company and the Participant and shall contain such provisions as may be approved by the Committee. Award Agreements shall constitute binding contracts between the Company and the Participant and every Participant shall be bound by the terms and restrictions of the Plan and of the applicable Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but the Award Agreements may include such additional provisions and restrictions determined by the Committee not inconsistent with the Plan.
ARTICLE VIII
TRANSFER OF AWARDS
          Unless otherwise determined by the Committee, an Award or rights therein granted to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant at any time before actual payment is made to the Participant under the Award.
ARTICLE IX
EFFECTIVENESS OF PLAN
          The Plan was adopted by the Board on July 20, 2011, effective as of the effective time of the Company’s initial public offering. Approval or re-approval of the Plan by the Shareholders shall be sought on or before such time or times when the Committee determines that Shareholder approval of the Plan is necessary to designate certain Awards as Qualified Performance Based Compensation.
ARTICLE X
TERMINATION, DURATION AND AMENDMENTS OF PLAN
          10.1 Subject to Section 10.2, the Board may at any time, and from time to time, in its sole discretion, alter, amend, suspend or terminate the Plan in whole or in part for any reason or for no reason; provided, however, that no amendment or other action that requires stockholder approval in order for the Plan to continue to comply with applicable law shall be effective unless such amendment or other action shall be approved by the requisite vote of Shareholders entitled to vote thereon.
          10.2 No alteration, amendment, suspension or termination of the Plan shall adversely affect in any material way any Award previously made under the Plan without the written consent of the affected Participant, except as the Board determines in good faith to be in the best interests of the Participants affected thereby.
          10.3 The provisions of the Plan relating to Qualified Performance Based Compensation shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards. In the event that changes are made to Section 162(m) to permit greater flexibility with respect to any Awards available under the Plan, the Committee may, subject to this Article X, make any adjustments it deems appropriate.
ARTICLE XI
MISCELLANEOUS
          11.1 Withholding Payments. The Company or a Subsidiary, as appropriate, may require any Participant entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable income or employment taxes or other amounts required to be withheld with respect to such payments.
          11.2 Section 409A.
     (a) Awards and payments made under this Plan are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or any Award Agreement, if at any time the Committee determines that any Award (or any payment thereunder) granted under this Plan may be subject to Section 409A, the Committee shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so), to adopt such amendments to the Plan or the Award Agreement, or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for such Award (or payment thereunder) to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
     (b) Section 11.2(a) does not create an obligation on the part of the Company to modify the Plan or an Award Agreement and does not guarantee that the Award will not be subject to additional taxes, accelerated taxation, interest or penalties under Section 409A. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A or any damages for failing to comply with Section 409A.
     (c) Notwithstanding anything herein to the contrary, if a Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A of the Code) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A of the Code), then any portion of any of the Participant’s Awards that constitutes deferred compensation within the meaning of Section 409A of the Code and is payable or distributable upon the Participant’s separation from service shall not be made or provided prior to the earlier of (i) the six-month anniversary of the date of the Participant’s separation from service or (ii) the date of the Participant’s death (the “Delay Period”). All payments and distributions delayed pursuant to this Section 11.2(c) shall be paid or distributed to the Participant within 30 days following the end of the Delay Period subject to applicable withholding, and any remaining payments and distributions due after the end of the Delay Period shall be paid or distributed in accordance with the payment or distribution schedule specified for them.
          11.3 No Rights to Awards or Employment. This Plan is not a contract between the Company and any individual. No individual shall have any claim or right to receive awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.
          11.4 Other Compensation. Nothing in this Plan or any Award Agreement shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans, programs and arrangements, including, without limitation, any equity plan or bonus plan, program or arrangement.
          11.5 No Limitation on Corporate Actions. Nothing contained in this Plan or any Award Agreement shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.
          11.6 Unfunded Status of Awards. This Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash with respect to Awards hereunder.
          11.7 Severability. If any provision of this Plan or any Award Agreement is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Awards that are designated as Qualified Performance Based Compensation not to constitute “qualified performance based compensation” under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.
          11.8 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
          11.9 Expenses. The costs and expenses of administering the Plan shall be borne by the Company.
          11.10 Recoupment. Any payments made pursuant to the Plan may be subject to any clawback or recoupment policies and procedures that are required under applicable law.
          11.11 Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by Federal law.